PRESS RELEASE
April 19, 2005
(10:00 am for Immediate Release)

Chemung Financial Reports 1st Quarter Earnings

Chemung Financial Corporation, the parent holding company of Chemung Canal Trust Company and CFS Group, Inc., has reported first quarter unaudited net income of $1.580 million vs. year-earlier results of $2.164 million, a decrease of 27.0%. Earnings per share for the quarter totaled $0.42 as compared with $0.57 a year ago, a decrease of 26.3% on approximately 80,000 fewer average shares outstanding.

In a prepared statement released this morning, Jan P. Updegraff, President & CEO, stated:

"The decline in our first quarter net income was impacted by lower levels of net interest income and non-interest income, together with an increase in operating expenses. Net income was positively impacted by a lower provision for loan losses. Our first quarter provision for loan losses of $325 thousand was $175 thousand lower than the first quarter of 2004, reflecting continuing improvement in our level of non-performing loans.

While our net interest margin of 3.67% for the first quarter of 2005 was 4 basis points lower than the first quarter 2004 margin, a $462 thousand decrease in net interest income was primarily the result of a $37.4 million decrease in average earning assets. This decrease was the result of a $52.6 million decline in the average securities portfolio, partially offset by a $12.1 million increase in fed funds sold and interest bearing deposits as well as a $3.2 million increase in average loans. The decrease in the average securities portfolio was due to the continued low interest rate environment throughout much of the past twelve months, and our reluctance to increase investments in this environment in light of our anticipation of higher rates going forward.

Non-interest income was down $286 thousand compared to the first quarter of 2004. A $219 thousand decrease in net gains on the sale of securities was the largest element of this decline.

A $333 thousand increase in operating expenses was primarily due to higher salaries and wages, increased marketing and advertising expense and an increase in net occupancy costs."

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risk, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.